Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE YEAR AND QUARTER ENDED FEBRUARY 29, 2016 AND SETS RECORD DATE FOR ANNUAL SHAREHOLDER MEETING

Midlothian, TX. May 10, 2016 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter and fiscal year ended February 29, 2016. Highlights include:

•	Apparel margin increased 700 basis points for the comparable quarter and 470 basis points for the comparable period.

•	Adjusted EBITDA (a non-GAAP measure) increased 9.5% over the comparable period.

•	Cash provided by operating activities increased by 33.5% over the comparable period.

•	Adjusted diluted earnings per share (a non-GAAP measure) for the period increased from $1.34 per share to $1.49 per share.

Financial Overview

The Company’s consolidated net sales for the quarter ended February 29, 2016 were $128.2 million compared to $140.2 million for the same quarter last year, a decrease of 8.6%. Print sales decreased 5.5% from $96.5 million to $91.2 million and apparel sales decreased 15.5% from $43.8 million to $37.0 million. Consolidated gross profit margin (“margin”) was $34.0 million for the quarter, or 26.5%, compared to $35.4 million, or 25.2% for the same quarter last year. Print margin was 27.7% for the quarter compared to 29.2% for the same quarter last year, while apparel margin increased 700 basis points from 16.6% for the comparable quarter last year to 23.6%. Print margin during the quarter was impacted by the move of its folder operations from Omaha, Nebraska to Columbus, Kansas and a one-time earn-out payment associated with the previous acquisition of Kay Toledo Tag. Without these costs, the Company estimates that print margin for the quarter would have been in-line with prior fiscal year’s results. Apparel margin improvement resulted from lower input costs, improved manufacturing efficiencies and stable selling prices. An impairment charge of approximately $4.1 million was recorded during the quarter related to apparel segment’s trademarks. As a result, consolidated net earnings for the quarter were $4.8 million, or $0.19 per diluted share. Excluding the impairment charge, consolidated non-GAAP net earnings for the quarter would have been approximately $7.5 million, or approximately $0.29 per diluted share compared to $8.6 million, or $0.34 per diluted share for the same quarter last year.

For the fiscal year ended February 29, 2016, consolidated net sales decreased from $580.2 million for the previous fiscal year to $569.0 million, or a decrease of 1.9%. Print sales were $385.9 million compared to $380.4 million for the prior fiscal year, an increase of $5.5 million, or 1.4%. Apparel sales were $183.0 million compared to $199.9 million for the prior fiscal year, a decrease of $16.9 million, or 8.5%. Consolidated margin for the period was $152.7 million, or 26.8%, compared to $145.5 million, or 25.1% for the prior fiscal year. Print margin for the year decreased slightly from 30.3% to 30.1%, due to the same factors that impacted the fourth quarter, while apparel margin increased 470 basis points from 15.2% to 19.9% due to lower input costs, stable selling prices and improved manufacturing efficiencies. An impairment charge of approximately $4.1 million was recorded during the quarter related to apparel segment’s trademarks which also negatively impacted our results for the year. As a result, consolidated net earnings increased from a GAAP loss of $(44.5) million, or (7.7)% of net sales, for the fiscal year ended February 28, 2015 to earnings of $35.7 million, or 6.3% of net sales, for the fiscal year ended February 29, 2016. Diluted earnings per share increased from a loss of $(1.72) to $1.39 for the fiscal year. Excluding impairment charges in both fiscal years, consolidated non-GAAP net earnings would have been approximately $38.4 million, or approximately $1.49 per diluted share for fiscal 2016, compared to $34.6 million, or $1.34 per diluted share for fiscal 2015.

Non-GAAP Reconciliations

The Company believes the non-GAAP financial measure of Adjusted EBITDA (Adjusted EBITDA is calculated as net earnings before interest, taxes, depreciation, amortization and impairment charges) provides important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. The Company believes adding back the specified items to net earnings provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, provides management with a more relevant measurement of operating performance and yields metrics which are more useful in assessing management performance. In addition, Adjusted EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit facility. While management believes this non-GAAP financial measure is useful in evaluating the Company’s performance, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP.

The following table reconciles proforma net earnings and proforma diluted earnings per share (“adjusted diluted earnings”), non-GAAP financial measures, to the most comparable GAAP measures, net earnings and diluted earnings per share, to illustrate the impact of the impairment charges recognized in the fourth quarter of fiscal 2016 and the third quarter of fiscal 2015 (dollars in thousands, except per share).

	For the quarter ended February 29, 2016			For the year ended February 29, 2016
	As		Proforma	As		Proforma
	Reported	Impairment	Results	Reported	Impairment	Results
Earnings (loss) before income taxes	$7,539	$(4,130)	$11,669	$56,572	$(4,130)	$60,702
Income tax expense (benefit)	2,694	(1,502)	4,196	20,836	(1,502)	22,338

Net earnings (loss)	$4,845	$(2,628)	$7,473	$35,736	$(2,628)	$38,364

Diluted earnings (loss) per share	$0.19	$(0.10)	$0.29	$1.39	$(0.10)	$1.49

	For the quarter ended February 28, 2015			For the year ended February 28, 2015
	As		Proforma	As		Proforma
	Reported	Impairment	Results	Reported	Impairment	Results
Earnings (loss) before income taxes	$12,954	$—	$12,954	$(39,133)	$(93,324)	$54,191
Income tax expense (benefit)	4,356	—	4,356	5,400	(14,228)	19,628

Net earnings (loss)	$8,598	$—	$8,598	$(44,533)	$(79,096)	$34,563

Diluted earnings (loss) per share	$0.34	$—	$0.34	$(1.72)	$(3.06)	$1.34

During the fourth quarter, the Company generated $16.3 million in Adjusted EBITDA compared to $17.7 million for the comparable quarter last year, or a decrease of 7.9%. For the fiscal year ended February 29, 2016, the Company generated $79.4 million of Adjusted EBITDA compared to $72.5 million for the prior fiscal year, or an increase of 9.5%.

The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Year ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015
Net earnings (loss)	$4,845	$8,598	$35,736	$(44,533)
Income tax expense	2,694	4,356	20,836	5,400
Interest expense	238	526	1,358	2,025
Depreciation and amortization	4,391	4,220	17,349	16,284
Impairment of goodwill and trademarks	4,130	—	4,130	93,324

Adjusted EBITDA (non-GAAP)	$16,298	$17,700	$79,409	$72,500

% of sales	12.7%	12.6%	14.0%	12.5%

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our print segment’s performance for the quarter was below our expectations. The payment of an earn-out as part of the purchase price for a previous acquisition actually reflected a positive result stemming from the success of that acquisition. The expenses incurred for the physical relocation of one of our acquisitions also had a negative impact. The earn-out was an additional one-time $1,000,000 payment we made during the quarter for the purchase price of Kay Toledo Tag. Although we did accrue a portion of this at the time of acquisition, based on projected performance, the strength of earnings post acquisition resulted in an additional charge of $800,000 during the quarter. We are extremely pleased with this acquisition and the operational results to date and look forward to its continued contribution. The move of the Folder Express operations from Omaha, Nebraska to Columbus, Kansas during the quarter, while not desirable, was required due to the landlord’s non-renewal of the real property lease. After analyzing options, we made the decision to relocate to a Company owned facility in Columbus, Kansas which would allow us to more fully utilize this facility and disburse the fixed costs over two business units. Unfortunately, we have experienced start-up labor costs arising from training a new labor force for a product that involves printing, dye cutting and folding. The training process takes time and efficiencies are impacted while the labor force performance becomes more effective. We estimate that the cost of the move, the loss of revenues and the start-up workforce impacted our print segment’s operational results during the fourth quarter by $1.7 million to $2.0 million. While we believe there will continue to be negative overhang associated with this move into fiscal year 2017, we expect these issues to be resolved during the first half of the year, after which, we believe profitability will return to historical levels. Despite the items noted above that impacted the print’s operational performance during the quarter, we continue to be pleased with the integration of recent acquisitions and the margins of our print segment as a whole. Absent these costs operational performance would have been in-line with previous quarters.

While our apparel segment’s sales continue to be impacted by a soft retail environment, operational performance continued to improve during the quarter. Improved manufacturing efficiencies, continued lower input costs and strict adherence to the maintenance of our selling prices resulted in the apparel segment’s margin improving 700 basis points over the comparable quarter last year and 470 basis points over the previous fiscal year. As previously announced, on May 4, 2016 we entered into a Unit Purchase Agreement to sell the apparel segment to Gildan Activewear, Inc. (trading symbol - GIL). The closing of this transaction, which is conditioned upon customary closing conditions, including applicable regulatory approvals, is expected to occur during our second quarter. The sale will allow us to fully focus on our core print segment and utilize cash from the sale of Alstyle Apparel to further expand the Print business through strategic acquisitions, which we have continually demonstrated excellent returns to our stockholders. In addition to further strengthening a strong balance sheet for the industry, it will also allow us to proceed aggressively with our strategic direction for the Company. Our current leverage position will allow us to consider potentially many other uses of these funds as well. While overall we were pleased with the results for fiscal year 2016, we are looking forward to the challenges of fiscal year 2017 and what the future may bring.”

In Other News: The 2016 Annual Meeting of Shareholders will be held on July 21, 2016, with a record date of May 23, 2016.

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: print and apparel. The print segment manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The apparel segment manufactures T-shirts and distributes T-shirts and other active-wear apparel through nine distribution centers located throughout North America.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of cotton, paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 29, 2016. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Year ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015
Condensed Consolidated Operating Results
Revenues	$128,185	$140,242	$568,973	$580,240
Cost of goods sold	94,194	104,858	416,234	434,764

Gross profit margin	33,991	35,384	152,739	145,476
Impairment of goodwill and trademarks	4,130	—	4,130	93,324
Operating expenses	23,132	22,451	92,313	89,868

Operating income (loss)	6,729	12,933	56,296	(37,716)
Other (income) expense	(810)	(21)	(276)	1,417

Earnings (loss) before income taxes	7,539	12,954	56,572	(39,133)
Income tax expense	2,694	4,356	20,836	5,400

Net earnings (loss)	$4,845	$8,598	$35,736	$(44,533)

Weighted average common shares outstanding
Basic	25,702,668	25,612,296	25,688,273	25,864,352

Diluted	25,760,718	25,623,034	25,722,367	25,864,352

Earnings (loss) per share
Basic	$0.19	$0.34	$1.39	$(1.72)

Diluted	$0.19	$0.34	$1.39	$(1.72)

	February 29, 2016	February 28, 2015
Condensed Consolidated Balance Sheet Information
Assets
Current assets
Cash	$10,425	$15,346
Accounts receivable, net	54,871	62,865
Inventories, net	100,310	119,814
Other	13,369	18,517

	178,975	216,542

Property, plant & equipment	81,334	92,875
Other	131,879	143,845

	$392,188	$453,262

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$21,788	$21,275
Accrued expenses	18,612	18,972

	40,400	40,247

Long-term debt	40,000	106,500
Other non-current liabilities	13,242	21,835

Total liabilities	93,642	168,582

Shareholders’ equity	298,546	284,680

	$392,188	$453,262

	Year ended
	February 29,	February 28,
	2016	2015
Condensed Consolidated Cash Flow Information
Cash provided by operating activities	$87,163	$65,269
Cash used in investing activities	(4,116)	(29,410)
Cash used in financing activities	(84,590)	(24,277)
Effect of exchange rates on cash	(3,378)	(1,552)

Change in cash	(4,921)	10,030
Cash at beginning of period	15,346	5,316

Cash at end of period	$10,425	$15,346